Exhibit 10

DEALER SALES AND SERVICE AGREEMENT

This Agreement is made between Forward Ventures GP. DBA Absolute North America, ("ANA") and Sterling Yacht Sales, Inc. with its principal place of business in Lighthouse Point, Florida ("Dealer").

WHEREAS

A) ANA has an interest in appointing a Dealer, within the Territory as defined below, for the sale of its products during the term of this Agreement;

B) Dealer possesses commercial and technical skills in the field of pleasure boats that are necessary and sufficient for guaranteeing the effective sales and service of such products within the Territory;

C) In particular, Dealer has an established presence in the Territory that is sufficient for guaranteeing the promotion of ANA products with customers and the display of such products for sale;

D) Dealer also possesses directly or has secured the structures and specialised labour necessary within the Territory for ensuring the launch, towing, maintenance. repair and complete post-sale assistance and warranty service for the Products;

E) ANA requires that Dealer sells and services the Products and related accessories and that it actively and effectively promotes sales within the Territory.

1.           Definitions.

1.1           Products.   The Products shall mean the items, parts, and accessories listed in Schedule 1

1.2           Territory.    The Territory shall mean the following geographic area: Alabama, Florida, Georgia, South Carolina (shared state).

1.3           Trademarks.   The Trademarks shall mean those registered and unregistered trademarks and trade and brand names of Absolute S.p.A.. Italy and any of its related entities in existence from time to time.

1.4           Know-How.   The Know-how shall mean all patentable and non-patentable inventions, discoveries, improvements, trade secrets, processes and copyright works and designs (whether or not registered or registrable).

1.5           Dealer Owner(s).   Dealer Owner means the owner(s) of Dealer identified in this Section 1.5 upon whose personal service ANA relies in entering into this Agreement. Dealer Owner(s): Glenn McMachen.

1.6           Dealership Location.   The Dealership Location means the location approved by ANA for the purposes of conducting Dealership Operations.

1.7           Dealership Operations.   The Dealership Operations means all operations contemplated by this Agreement. These operations include the sale and service of the Products, and any other activities undertaken by Dealer related to the Products authorized by this Agreement.

1.8           Dealer’s Premises.  Dealer’s Premises means the facilities provided by Dealers appointed by Dealer and approved by ANA at its Dealer’s Location for the conduct of Operations.

1.9           Reside, as it relates to customers in, for example, paragraph 2,2 herein, shall mean the address on the driver's license of the customer. In the event the customer holds more than one drivers license. The controlling address shall be the address on the driver's license with the latest expiration date.

2.           License, Term.

2.1           License, Term.   ANA hereby grants Dealer an exclusive license for the term of this Agreement to distribute, sell and service the Products under the Trademarks in the Territory during the continuance of this Agreement. Subject to the provisions of Section 10, below, the term of this Agreement shall be three (3) years.  Subject to the provisions of Section 10 and of Schedule 3, this Agreement shall be void if Dealer does not confirm the order(s) of the boats specified in Schedule 3 within March, 15th of each year of duration of this Agreement, by paying the related deposrt(s).  If Dealer confirms the order of the boats specified in Schedule 3 within March 15th of each year of duration of this Agreement, by paying the related deposit, this Agreement will automatically renew for successive one (1) year term every year according to the ANA's rights hereunder to modify or change terms from time to time; provided, however, either party may provide written notice to the other party of its election not to renew this Agreement at least one hundred twenty (120) days prior to the expiration of the term of this Agreement. in which case this Agreement shall terminate upon the expiration of the term.

2.2           Sales outside Territory. Dealer shall not promote or advertise the Products outside its Territory.  Notwithstanding the foregoing, Dealer may, upon prior notice to ANA, sell a boat to a customer who resides outside the Territory if ANA gives an express authorization.  For purposes of this Agreement, sales within the Territory shall mean sales to the customers whose principal residence/domicile are in the Territory.

2.3           Additional Dealers.   ANA reserves the right to appoint other authorized Dealers of the Products, Territory, as ANA, in its sole reasonable discretion, from time to time may determine.

2.4           Dealer Acknowledgement.   Dealer acknowledges that by entering into this Agreement and agreeing to abide by the terms hereof, ANA does not guarantee any financial performance, result or benefit to or for Dealer. Dealer assumes all risk of loss from its Dealership Operations, sales and service of the Products and its compliance with the terms and conditions of this Agreement and fulfillment of its obligations to ANA hereunder.

3.           Obligations of Dealer.

3.1           Minimum Purchase of Products.   Within March, 15th of each year of duration of this Agreement or as otherwise specified in Schedule 3 of this Agreement, Dealer shall send ANA the Order Enquiries for the boats specified in Schedule 3, concerning the related year. Dealer shall keep the minimum purchase quantity of Products' models, according to what is specified by ANA from time to time. The minimum Product purchase for each model for the duration of this Agreement is specified in Schedule 3.

3.2           Sale, Service and Promotion of Products.   It is the obligation of Dealer to promote and sell at retail the Products, and to promote and render customer support and service, whether or not under warranty, for the Products. Dealer shall during the continuance of this Agreement diligently and faithfully serve ANA as a Dealer in the Territory and shall use its best commercially reasonable endeavors to improve the good will of Dealer and ANA in the Territory and to further and increase the sale of the Products in the Territory.

Dealer agrees to maintain purchase performance satisfactory to ANA, and recognizes that its agreement to maintain purchase performance satisfactory to ANA is both a condition precedent and a condition subsequent to ANA entering into this Agreement. Dealer agrees to meet such purchase quotas, objectives or potentials as may be established mutually from time to time.

3.3           Conduct of Dealer.   Dealer shall protect the reputation and goodwill of the Trademarks, ANA and the Products. Dealer shall refrain from all conduct and activities which ANA reasonably deems might be detrimental or reflect adversely upon the reputation of the Trademarks, ANA and the Products. Dealer shall refrain from any conduct which is contrary to good business practices and in violation of the letter or spirit of commercial laws, statutes, rules or regulations specifically including without limitation those affecting the operation of a retail business and Dealership Operations. Any less relevant violations for the image of Trademarks, ANA and the Products, such as fines for speeding, shall not be included. Dealer shall not engage in any discourteous, deceptive, misleading or unethical practices or activities. Dealer shall give prompt, efficient and courteous service to all customers and potential customers and shall actively and honestly promote the sale of the Products.

3.4           Directives and Policies of ANA.   ANA and Dealer recognize that ANA from time to time shall, in its reasonable discretion, formulate new or different policies or directives to meet new or changing technology, laws, market trends or other circumstances. In the operation of Dealer's business, in the sale, servicing and promotion of the Products and in all other Dealership Operations, Dealer shall follow all reasonable directives and policies of ANA. All written directives, suggestions and policies of ANA, written or oral, which are in effect as of the date of this Agreement and appear as Schedule 4, or are issued hereafter, shall be deemed part of this Agreement.

3.5           Dealer and Dealer Owner.   It is the responsibility of those individuals identified in Section 1.5 of this Agreement to provide personal services in and for the conduct of Dealership Operations. The identified individual(s) shall maintain ownership, authority and responsibility of Dealer and any Dealership Operations.

This Agreement is personal to Dealer Owner(s) and ANA has entered into this Agreement based upon their particular personal qualifications and attributes and their continued ownership and participation in Dealership Operations. Dealer and Distribution's Owner, by execution and delivery of this Agreement, shall be jointly liable to ANA for all obligations to ANA arising from this Agreement and relationships contemplated hereby. There shall be no change, directly or indirectly, voluntarily or involuntarily, in Dealer's ownership or the ownership or management of any Dealership Operations without the prior written consent of ANA, which consent may be granted or reasonably withheld in the sole reasonable discretion of ANA in recognition of the personal nature of this Agreement and the obligations of Dealer Owner(s).

3.6           Compliance wifh Laws.  Dealer agrees that it shall, at all times, maintain in effect all licenses required for Dealership Operations and for Dealer's Dealership Premises. Dealer will ensure that it complies wtth all federal, state and local laws, rules and regulations and statutory requirements applicable to the sale of the Products in the Territory and Dealership Operations.

3.7           No inferference with sales of Producfs or Services.   Dealer shall not do anything that may hinder, compete, prevent or interfere with the sale of the Products or extended service packages within the Territory. Dealer shall not henceforth promotelsell/distribute any products or extended service contracts in direct competition with ANA Products and services within the Territory without ANA's approval. Boats manufactured by any boatyards or other manufacturers other than by ANA shall be considered as boats in competition with ANA products if similar in size and type.

3.8           Storage of Products.   Dealer undertakes to store the Products under conditions that will prevent deterioration or other damage. Where Dealer is responsible for clearing goods through customs and other import fonmalities into the Territory it shall exercise its best commercially reasonable endeavors to ensure that such clearance is carried out as quickly as possible and that pending such clearance the goods are stored as aforesaid.  Dealer agrees to allow ANA or its authorized representative to inspect the Products when in storage under the control of Dealer from time to time upon reasonable notice.

3.9           Dealer's Premises.  Dealer agrees to maintain Premises in a neat, clean and orderly fashion and in accordance with standards or directives established and modified from time to time by ANA in its reasonable discretion.  Dealer recognizes that Dealer’s Premises standards and directives established by ANA may be particular to Dealer’s Premises and/or the Territory. Every part of Dealer’s Premises shall, at all times, be satisfactory and acceptable to ANA with respect to appearance, location, size and layout of building, showroom, office, parts department, storage space, workshop and service operation devoted to the sale and service of Products. Dealer shall devote the space for the Products to ANA's satisfaction, irrespective of any other products Dealer may carry so long as they are not in competition with the Products, with the exception of such competitive products approved by ANA to be represented by Dealer. ANA can inspect all parts of Dealer’s Premises and to photograph and make reports regarding same. If during the term of this Agreement ANA disapproves of Dealer’s Premises, or any part thereof, ANA will provide Dealer with a report listing specific recommendations. Dealer agrees to coordinate such alterations to Dealer’s Premises as ANA may reasonably specify within 90 days (90) of the date such recommendations are submitted by ANA to Dealer.

3.10           Dealer's Facilities.  Dealer shall not move to, establish or operate, directly or indirectly, a new, different or additional location or facility for the sale or service of the Products or for the conduct of Operations without the prior written consent of ANA, which consent may be granted or withheld in the reasonable discretion of ANA.

3.11           Dealer's Personnel.   Dealer will at all times employ trained, qualified and competent personnel to sell and service the Products and to handle customer and sales network inquiries. The number of sales and service personnel and the size of the customer relations organization shall be that which is required to conduct Operations in a manner satisfactory to ANA and to meet purchase quota. ANA shall establish from time to time commercially reasonable standardized certification and/or training requirements for the personnel of its Dealers at Dealer’s expenses. Dealer will ensure that all employed staff by Dealer is qualified and competent to conduct Dealership Operations.

3.12           Financial Requirements.   Dealer and ANA fully understand that the successful operation of a retail business to a great extent depends upon the amount of net working capital and/or floor plan financing which Dealer maintains. Therefore, for the benefit of ANA and Dealer, Dealer agrees that it shall at all times maintain its minimum net working capital and/or floor plan in such amounts to meet Minimum Purchase requirements. In order that ANA may obtain satisfactory and adequate financial data relating to Dealer's business to enable ANA to formulate policies beneficial to Dealer's interest and the promotion, sale and servicing of the Products, and to enable ANA to assure itself that such data is accurate and based upon accepted accounting principles, Dealer shall use and keep up to date an accounting system and follow proper and accepted accounting practices. In the event Dealer at any time engages in the sale of any other product, Dealer shall maintain and keep separate records relating to the sale and servicing of only the Products. Dealer shall furnish to ANA on or before the time(s) designated by ANA complete and accurate financial and operating statements and any other financial and accounting information and reports of Dealer or Dealership Operations as reasonably requested by ANA, together with such supporting data as ANA may request, covering Dealership Operations for the period designated, showing a true and actual account of Dealer's business with ANA.  ANA shall not disclose such information to any unrelated third party unless disclosure is authorized by Dealer, the information is required by a subpoena or court order or the information is required to be disclosed in a proceeding in which ANA and/or Dealer are parties. Dealer shall permit, during reasonable business hours, with prior notice, ANA or its designee to interview Dealer employees, to examine Dealer inventory and to examine, audit, and review all accounts and records pertaining to the promoting, sale, servicing and inventorying of the Products, including without limitation records in support of claims for reimbursement or credits from ANA.  Dealer shall send to ANA by the tenth day following the end of each calendar quarter during the continuance of this Agreement a report of sales made of the products in the Territory during that calendar quarter and a sales forecast for the next calendar quarter, together with such other marketing and other information in relation to the operation of this Agreement that Dealer knows, including, but not limited to, information about the activity of the competitors.

3.13           Inventory, Parts.   Dealer will carry in stock at all times during the term of this Agreement such inventory of Product parts as Dealer's volume of sales or service may require. Dealer will require that Dealers shall in no event carry less than the minimum parts inventory established from time to time by ANA, which appears as Schedule 5 of this Agreement.  Dealer's minimum parts inventory shall change as new Products are launched and made available for purchase and sale.  Dealer shall maintain a complete parts department and parts organization. Dealer shall use its commercially reasonable best efforts in promoting the sale of Product parts (both at wholesale and at retail) through such means as may be appropriate and not disapproved by ANA, including means specified or suggested from time to time by ANA.

3.14           Additional Equipment, Alterations.   Dealer shall not alter or change any Products or substitute or change any of its components or equipment, without the prior written consent of ANA and Absolute S.p.A., which consent may be reasonably withheld in the sole reasonable discretion of Absolute S.p.A, subject to requirements of any applicable laws.

3.15           Sales Procedures, Customer Relations.    Dealer agrees to use and follow such procedures, information directives and suggestions regarding the promotion, sale or servicing of the Products as ANA may from time to time specify. Dealer shall promptly investigate and handle all complaints made to Dealer relating to the sale and service of the Products in a courteous and efficient manner in order to establish and maintain the goodwill of the public toward Dealer and ANA, the Products and the Trademarks.  Dealer shall immediately notify ANA in writing of any complaints which could present a risk of personal injury, property damage to any person or entity.  Any complaint (i) which cannot be readily remedied by Dealer or (ii) relating to the performance or operation of a Product, shall be promptly reported in detail in writing by Dealer to ANA.  Dealer shall. prior to any sale of the Products, inform each customer of the total price. w~h delivery, and give each customer an itemized invoice detailing the purchase. Dealer shall not make any misrepresentations or misleading statements regarding the items making up the total selling price of the Products or as to the prices or charges related to such items. Dealer recognizes that a retail customer has the right to purchase the Products without being required to purchase any optional equipment or accessories which the retail customer does not want unless such equipment or accessories are required under applicable laws or regulations.

3.16           Service to be Provided by Dealer.   Dealer recognizes that proper service is important to the preservation of the goodwill and reputation of ANA, the Products and the Trademarks and that poor service will adversely affect the same. Dealer shall provide the best commercially reasonable and most careful and efficient service possible, whether or not covered by Absolute S.p.A,'s warranty, to any owner of the Products who may request such service from Dealer. The place of purchase of the Product shall not influence the planning or performance of any kind of assistance.  Dealer shall at all times maintain a well-staffed, properly equipped and clean service department at Dealer’s Premises.  All service shall be performed in a prompt and workmanlike manner and in accordance with standards adopted by Absolute S.p.A. from time to time.  Dealer shall not perform any service not authorized in advance by the customer, and Dealer shall provide all customers with itemized invoices showing the details and charges of all work performed. ANA may from time to time evaluate the service performance of Dealer.  Dealer shall take actions recommended by ANA which might improve Dealer's service of the Products or treatment of service customers, in order to further the goodwill and reputation of ANA. the Products and the Trademarks

3.17           Predelivery Service.   Dealer shall make certain that all Products offered for sale or displayed by it have been fully assembled, have received pre-delivery service and inspection in accordance with Absolute S.p.A. procedures and directives in effect from time to time and are in proper operating condition prior to delivery to any customer.  Dealer shall not deliver to anyone any Products which are not fully set up or serviced or that have not passed pre-delivery inspection in accordance with Absolute S.p.A. procedures and directives. Dealer shall send to ANA a visual inspection report on each shipment of the Products received by Dealer as well as such other information on the quality and performance of the Products as may from time to time be reasonably required of Dealer by ANA.

3.18           No Copying of Products.   Dealer undertakes not to copy, produce, make, modify or manufacture or assist any other party to copy, produce, make, modify or manufacture the Products or any part thereof or any literature or media related thereto for use, sale or any other purpose. Dealer shall preserve the confidentiality of Absolute S.p.A. and ANA trade secrets, business plans, product designs, marketing, strategies, customer lists, supplier lists, and all other confidential or propriety information, according to the provisions of Section 12 of this Agreement.

4.           Supply of the Products, Warranty.

4.1           Purchase of Products, Price.   Dealer shall purchase all its requirements for the Products from ANA which shall include any user manuals, warranty cards, spare parts, parts lists or similar items which are ordinarily included in Absolute S.p.A.'s packaging for Products.  ANA shall sell Products to Dealer at such terms and prices established by ANA from time to time. The prices applied to the orders of Dealer are those specified in the pricelists recommended to the public and expressed in US$, valid for the Territory and in force at order confirmation.  ANA may change prices at any time upon thirty (30) days notice.  Dealer accepts that every year during the month of September the prices are changed without prior notice, notwithstanding what is mentioned above.  Dealer accepts that ANA might revise price at other times during the course of every calendar year, in which a thirty (30) day notice will be given to Dealer before such revised prices will come into effect.  All prices established by ANA will be according to terms and conditions specified in Schedule 1 and Schedule 7.  Orders that have been submitted and accepted by ANA. and for which deposit(s) may have been paid to ANA, shall not be affected by ensuing price increases.

4.2           Orders.  For each order Dealer shall send ANA the specific Order Enquiry, drawn up according to the template prepared by ANA, where the product, equipment, required accessories, price, payment conditions and required delivery place shall be specified according to Schedule 7.  Within five (5) working days from the receipt of the Order Enquiry by Dealer, ANA shall communicate if purchase order has been accepted. as well as the related estimated date on which the product can be ready at Absolute S.p.A.'s headquarters.  Concurrently, the order price will be by frozen and the order be included in the production plan.

The purchase order shall be confirmed only after ANA has received the deposit, according to what specified in paragraph 4.3, and if necessary, according to what specified in paragraph 3.1 and in Schedule 3, within maximum seven (7) days from the acceptance confirmation by ANA.

If the deposit is not paid as a whole and in time, ANA will cancellhe order, keeping the right to terminate the distribution agreement as per paragraph 10.2.5 of this Agreement itself and to ask for any damage and loss claims.

Notwithstanding the foregoing, there are numerous factors which affect the availability of the Products, including without limitation strikes and other labor troubles, weather and transportation conditions and government regulations and because such factors affect individual Dealer supply. ANA necessarily reserves reasonable discretion in accepting orders and allocating and distributing Products, and its judgment and decision in such matters shall be final. Upon acceptance of an order, Dealer may not cancel the order and shall be responsible to accept shipment of all accepted orders. ANA will use its commercially reasonable best efforts to accommodate Dealer's need to cancel an order by re-allocating, where possible, such order and production slot to another Dealer and/or customer. ANA shall be entitled, at its own reasonable discretion, to refuse any request to change orders. Changes are valid only if accepted by ANA in writing.  Products may be supplied on the basis of Dealer order, allocation or order limitation, depending on market conditions and availability. ANA shall not be liable in any manner for delay or failure in supplying any Products where such delay or failure is the result of any event beyond the control of ANA. including without limitation any unforeseen production delays at Absolute S.p.A., operational disruption caused by law or regulation, any act of God. foreign or civil war, riot, interruption of navigation, shipwreck, fire, strike, lockout or other labor trouble, embargo, blockade, demand for, or delay or failure of any supplier to deliver or in making delivery of, any Product or any component or part thereof.

4.3           Sale Conditions.   Products sold to Dealer must be paid as follows, with time being of the essence:

- ten percent (10%) within seven (7) days from the order acceptance by ANA

- ninety percent (90%) balance fifteeen (15) days prior to delivery "ex-works" Absolute S.p.A., Italy.

In the case of Special Boats, as defined by ANA's unquestionable judgment, such boats defined as Product requiring major custom changes outside of the standard optional extras offered by ANA, the payment terms will be as follows:

- twenty-five percent (25%) upon signing the purchase order

- seventy-five percent (75%) balance fifteen (15) days prior to delivery "ex-works" Absolute S.p.A., Italy

Limited to the large models (57 ft. and more) the products must be paid by Dealer as follows, with time being of the essence:

- fifteen percent (15%) within seven (7) days from the order acceptance by ANA

- ten percent (10%) at least ten (10) days prior to the start of the production

- seventy-five percent (75%) balance fifteen (15) days prior to delivery "ex-works" Absolute S.p.A., Italy

If Dealer shall fail to make any payment when due, ANA, in addition to all other rights under Section 10 of this Agreement, shall have the right to immediately cancel the purchase order and retain all payments there under to apply to the damages and costs that may be sustained by ANA. Following payment of the entire purchase price and all other sums due from Dealer to ANA relating to the order, the Parties shall hold that transfer of title to the Product to the buyer to occur when the boat is on the truck.

4.4           Acceptance Declaration and Checklist.   Within ten (10) calendar days commencing from the date on which the boat arrives at Dealer Premises or if expressly accepted by ANA, from the date on which the boat reaches the delivery location indicated in the Order, Dealer shall send ANA the Acceptance Declaration declaring any apparent non conformity and defects found on the boat as prepared and completed by Dealer.

Following such term and in the absence of any communication of defects or non-conformity, the boat shall be deemed to have been accepted by Dealer, including in the absence of signing of the Acceptance Declaration.

4.5           Warranty.   All Products supplied to Dealer by ANA shall be warranted by Absolute S.p.A. only in accordance with Absolute S.p.A's written warranty as shall be furnished to Dealer by ANA from time to time, which warranty may be amended or modified at any time by Absolute S.p.A.. A copy of the current warranty is attached as Schedule 2. OTHER THAN THE WARRANTY CONTAINED IN ABSOLUTE SPA's WRITTEN WARRANTY. ABSOLUTE SPA MAKES NO OTHER WARRANTY WHATSOEVER. EXPRESS OR IMPLIED. AS TO THE QUALITY OR CONDITION OF ANY PRODUCTS SUPPLIED BY ANA TO DEALER. AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT BY WAY OF LIMiTATION. THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, OF ALL PRODUCTS ARE HEREBY DISCLAIMED. ABSOLUTE S.PA DISCLAIMS ALL OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, FOR ALL PRODUCTS. ABSOLUTE SPA AND ANA ASSUME NO LIABILITY WHATSOEVER FOR INDIRECT OR CONSEQUENTIAL DAMAGES. LOSS OF USE. LOST PROFITS OR COMMERCIAL LOSSES SUFFERED BY DEALER.

The Product Warranty does not cover defects or nonconformity in the Products caused by or resulting from: (1) unauthorized or improper repairs. service, maintenance, alterations or modifications, including but not limited to use of unauthorized spare parts or accessories in repairs, service, or maintenance; (2) user negligence, accidents, abuse. misuse, improper, unsuitable or abnormal usage or maintenance; (3) failure to substantially conform with the use instructions, rating and specifications in connection with operation, use, maintenance or repair; (4) any ordinary normal wear and tear arising out of the use of the Product or as may be specified in the Product Warranty; (5) damages caused by handling of the Products during their shipping; or (6) Acts of God, mal-adjustment of customer controls or other acts, after shipment. which are beyond the reasonable control of Absolute S.p.A. and/or ANA.  Dealer shall make all sales of the Products to its retail customers in such manner that retail customers shall acquire all rights accorded thereto by Absolute S.p.A.'s applicable written warranty in effect at the time of sale. Dealer shall show customers any applicable Absolute S.p.A. warranty prior to sale and shall furnish customers a copy of any applicable Absolute S.p.A. warranty at the time of sale.  Dealer shall not represent or purport to give any further or different warranty on behalf of Absolute S.p.A.. Nothing herein shall limit or prevent Dealer from giving its own warranty.  Provided that any warranty of Dealer shall be separately and conspicuously identified as being that of Dealer and not a warranty of Absolute S.pA.

4.6           Dealer's Performance of Warranty and Maintenance Work.    Dealer shall provide warranty and maintenance service for all Products covered by the Absolute S.p.A.'s warranty and maintenance service packages, without considering the selling dealer.  To ensure diligent after-sales support by Dealer, an amount equal to two percent (2%) of the net invoice price will be withheld by ANA for a period of twelve (12) months from the date of invoice.  Upon the expiration of the twelve (12) month term, and preparation and submission to ANA of all relevant reports to ANA, Dealer shall receive from ANA an amount equal to two percent (2%) of the net invoice price.  The processing of warranty claims by Dealer shall submitted to and administered by ANA.  The determination of whether or not work is covered by the Absolute S.p.A. warranty or service program shall be determined by Absolute S.p.A, in its reasonable discretion.  Warranty and maintenance service shall be performed promptly by Dealer's employees at Dealer Premises or any other certified location for such work, in accordance with directives, bulletins and suggestions issued from time to time by Absolute S.p.A. and/or ANA.  Dealer shall use only Product parts in work either performed under the Absolute S.p.A.warranty or as otherwise reimbursed by Absolute S.p.A.. Absolute S.p.A. may from time to time issue written directives, bulletins, instructions, submission standards or policies regarding procedures and adjustments in connection with warranty work, or otherwise related to the Products, including without limitation procedures for the retention and disposition of parts replaced under the Absolute S.p.A. warranty which will be distributed to Dealer by ANA.  Dealer shall support, follow and abide by such directives, bulletins, instructions, submission standards and policies.  Warranty procedures and adjustments will be reviewed periodically by Absolute S.p.A. and changed as Absolute S.pA may deem appropriate to assure the handling of adjustments and warranty problems properiy and efficiently, and to foster goodwill among owners of the Products and good relationships toward Dealer, Absolute S.p.A., ANA, the Products and the Trademarks.  Dealer shall follow and abide by any changes or modifications made thereto by Absolute S.p.A. and/orANA. Any such change or modification shall become effective upon the receiving of notice thereof to Dealer.  Dealer shall follow such procedures as may be established by Absolute S.pA and/or ANA from time to time for the processing and disposition of warranty or service claims and for the return and disposition of parts claimed to be defective.

4.7           Product Recalls, Updates, BUlletins and other Product Service.   Dealer shall perform any inspection, recall, product update or improvement service in compliance with instructions and directives issued by Absolute S.p.A., regardless of where the Products covered by a recall, product update or improvement were purchased.  The total costs to perform Product Recalls related to safety matters or improvements at any point of the Product's life will be the responsibility of and be covered by Absolute S.p.A., and will be executed by Dealer.  The total costs to perform any voluntary updates and recommended modifications will be left at the reasonable discretion of the current customer(s) of the Products, which will also carry the responsibility to cover all related costs should he/they elect to have such voluntary updates and recommended modification work performed, and will be executed by Dealer.

4.8           Dea/er Compensation for Warranty Work.  Absolute S.p.A. shall compensate Dealer through ANA for labor and Product parts used in work performed under any Absolute S.p.A. warranty, service program, recall or product update as Absolute S.p.A. shall establish from time to time.  Absolute S.pA agrees to compensate Dealer according to Dealer’s prevailing published hourly labor shop rate, depending on the hours required to perform a given repair under warranty. For the purposes of this Agreement, Dealer shall notify ANA of Dealer’s published hourly shop rates at the beginning of each year for ANA approvai, and shall only update such rates once per year.  Such compensation shall constitute full and complete payment to Dealer for all such work.  To protect and maintain the goodwill and reputation of Absolute S.pA, ANA, the Products and the Trademarks, Dealer shall not charge any customer for service or any other work covered by any Absolute S.p.A. warranty, service program, product recall or product update or as to which Dealer is otherwise reimbursed.

4.9           Modification, Discontinuance of Products.    Absolute S.p.A. reserves the right to improve, modify or discontinue the Products at any time without any advance notice. Absolute S.p.A. reserves the right to temporarily discontinue the supply of the Products at any time by prior written notice of at least thirty (30) days.  Should an order for any given Product be accepted by ANA and Absolute S.p.A., and Absolute S.pA elects to discontinue such product following such acceptance, ANA and Absolute S.p.A. are to use commercially reasonable efforts to facilitate the sale of an alternate Product by extending special incentives and/or financial terms to enable such sale.  Should such an alternate Product sale not be agreed, then any deposit paid for the originally accepted order will be used for other deposits or payments of other Products.

4.10           Shipping, Risk of Loss, Title.   Absolute S.p.A. may from time to time designate the point(s) from which shipments and deliveries of the Products shall be made to Dealer. Absolute S.p.A. may ship the Products within mainland Europe by whatever form of transportation and whatever route it selects from time to time.  Shipping and delivery procedures shall be in accordance with such terms and conditions as Absolute S.p.A. and/or ANA may specify from lime to time.  Risk of loss as to the Products shall pass to Dealer upon delivery of the goods for shipment to Dealer, Dealer's agent or any other carrier.

5.           Indemnification.

5.1           Indemnity.   Absolute S.p.A. agrees to assume the defense of Dealer and to indemnify Dealer against any money judgment, less any offset recovered by Dealer, in any lawsuit naming Dealer as a defendant, where such lawsuit relates to: (a) an alleged breach of any warranty relating to any Products; or  (b) bodily injury or property damage claimed to have been caused by a defect in the design, manufacture or assembly of a Product prior to delivery thereof to Dealer;;provided, however, that if any information discloses Dealer action, inaction, error or omission in servicing or otherwise (including without limitation Dealer not having performed all recalls of which Dealer has notice on the Products involved in the lawsuit, if the defect subject to the recall is alleged or contended to be a contributing cause of the breach of warranty, injury or damage which is the subject matter of the lawsuit), or should it appear that the Products involved in such lawsuit had been altered by or for Dealer by third parties; or if Dealer otherwise has independent liability exposure in connection with the matter, then this Defense and Indemnity Agreement shall have no force or effect and Dealer will immediately obtain its own counsel and defend itself at Dealer's own cost, and ANA will not be obligated to defend or indemnify Dealer further.  Dealer shall notify ANA of any claim which Dealer will assert Absolute S.p.A. might be obligated to defend under this Section within ten (10) days of Dealer's receipt of notice of said claim(s), and ANA will immediately inform Absolute S.pA of such notification upon receiving such from Dealer.  Absolute S.pA will have up to thirty (30) days to conduct a reasonable investigation to initially determine whether Absolute S.p.A. is obligated to defend under this Section.  Dealer will take the steps necessary to protect its own interests and the interests of Absolute S.p.A. involved in the lawsuit until such time as Absolute S.p.A. may assume the active defense of Dealer which shall be no later than thirty (30) days following the completion of Absolute S.p.A.'s investigation. Absolute S.p.A., if it assumes Dealer's defense, will have the right to retain and direct counsel of its own choosing, and Dealer shall cooperate in all matters during the course of defending the lawsuit.

5.2           Indemnity By Dealer.   Upon request of ANA, Dealer shall indemnify, defend and hold ANA and Absolute S.pA harmless to the extent of Dealer's negligence from any claim, demand, cause of action or cost, including attorney fees incurred by ANA and/or Absolute S.p.A. relating thereto, which may arise or be asserted against ANA and or Absolute S.p.A., if such claim, demand or cause of action results or allegedly results from: (a) Dealer's failure to comply, in whole or in part, with any obligation of Dealer under this Agreement; (b) any actual negligent conduct, error, omission or act of Dealer in connection with the preparation, sale, repair or service (including without limitation warranty service) by Dealer of the Products; (c) any modification of any Products made by or on behalf of Dealer, except those made pursuant to the express written instruction or with the express written approval of Absolute S.p.A.; (d) Dealer's breach of any agreement between Dealer and Dealer's customer; or (e) misleading statements, misrepresentations or deceptive or unfair practices by Dealer, directly or indirectly, to Absolute S.pA, ANA, a customer or a third party. ANA and/or Absolute S.pA shall notify Dealer with reasonable promptness of the existence of any claims and allow Dealer an opportunity to resolve such claims, provided that no resolution or settlement shall be binding upon ANA or Absolute S.p.A. without their written approval thereof. ANA and/or Absolute S.pA may, but shall not be obligated to, tender defense of any such claim, demand or cause of action to Dealer.  ANA and/or Absolute S.p.A. may, but shall not be obligated to, retain counsel of its choosing to defend an indemnified claim under this paragraph and Dealer shall reimburse ANA and/or Absolute S.p.A. for any costs or attorneys' fees as incurred.

6.           Sales, Advertising and Merchandising.

6.1           Pricing Policy.   ANA will establish suggested retail prices for the Products, parts and accessories and will inform Dealer concerning the retail prices suggested from time to time, as specified in paragraph 4.1.  This provision does not bind Dealer to sell the PrOducts, parts and accessories at the suggested minimum price.  However, if Dealer exercises its right to sell Products, parts and accessories for more than the suggested retail price, ANA retains the right to immediately cease supplying Dealer with Products, parts and accessories and to cancel all outstanding orders non·customer orders, notwithstanding any other provision of this Agreement.

6.2           Cost of Marketing.   The cost of all the advertising and sales promotion activities within the Territory shall be paid by Dealer. The cost of national advertising and sales promotion activities shall be bome by the appropriate party according to the classification of Dealer (Stocking or Non-stocking status) and the related terms and conditions of Dealer Program, as specified in Schedule 8 and modified from time to time by ANA.

ANA shall provide Dealer with reasonable supplies of marketing material (brochures, DVDs, posters, banners, giveaways, dedicated North American website, etc.) to satisfy the promotional needs for the Product in the Territory as estimated by ANA.  The shipping costs of the marketing materials are at Dealer's expense and will be invoiced to Dealer at netterrns.

6.3           Approval.   This Agreement comes into force on April 8, 2010.  Within sixty (60) days, Dealer shall submit to ANA for approval a marketing plan of promotional, including at least the activities specified in Schedule 6.  All advertisements, point of sale promotion, merchandising, and publicity material for the Products issued by Dealer shall be subject before issue to the prior approval of ANA. Such approval shall be issued or denied within fifteen (15) days of receipt by ANA.  However, ANA does not assume any liability arising out of any advertisements, point of sale promotion, merchandising or publicity material should Dealer fail to obtain the approval required under this Section 6.3.

6.4           Promotions.   ANA will be notified in advance of all discount promotion activities carried on by Dealer for the Products and/or parts.

6.5           Dealer Premises.   ANA shall maintain the right to visit Dealer’s premises, accompanied a representative of Dealer.

6.6           Exhibitions.  When Dealer shall participate in the Boat Shows listed in Schedule 6.

7.           Trademarks.

7.1           Cooperation, Assistance.   Dealer shall cooperate with ANA and Absolute S.p.A. to carry out actions necessary to protect the Trademarks in the Territory.  The Trademarks shall not be used in any manner liable to dilute or invalidate the registration thereof. The right to use the Trademarks in connection with the appropriate Products is only granted to the extent that ANA and Absolute S.p.A. is able to do so without endangering the validity of the registration.  Dealer shall (insofar as it becomes aware thereof) notify ANA of any unauthorized use of the Trademarks or of any other intellectual or industrial property rights in the control or ownership of ANA and/or Absolute S.p.A.. At the request and cost of ANA and/or Absolute S.pA, Dealer shall take part in or give assistance in respect of any legal proceedings and execute any documents and do any things reasonably necessary to protect Absolute S.p.A.'s intellectual and industrial property rights (including without limitation the Trademarks) in the Territory.  Dealer shall leave in position and not cover or erase any notices or other marks (including without limitation details of patents or notices that a trademark design or copyright relating to the Products is owned by Absolute S.p.A. or a third party) which Absolute S.p.A. may place on or affix to the Products.

7.2           Non-exclusive, Limited License.   For the duration of this Agreement, Dealer is granted the exclusive limited right and license to use and display the Trademarks in connection with Dealership Operations and at Dealership Location.  Such use or display is limited to that which is necessary in connection with the sale, offering for the retail sale and servicing of the Products at Dealership Location.

Dealer shall discontinue the use of any of the Trademarks or change the manner in which any of the Trademarks are used when requested to do so by ANA and/or Absolute S.p.A.. DEALER AGREES THAT IT SHALL NOT USE ANY OF THE TRADEMARKS AS A PART OF ITS CORPORATE NAME.  Dealer agrees that Absolute S.p.A. has the exclusive right to use and to control the use of the Trademarks, and but for the right and license granted by this Agreement, Dealer would have no right to use the same. Dealer shall not modify the use or location of the Trademarks on any Products.

8.           No Joint Venture, Partnership or Agency Relationship.

Nothing in this Agreement shall create a partnership, joint venture or other agency relationship between the parties hereto and save as expressly provided in this Agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto. Dealer is an independent business not affiliated with ANA or Absolute S.p.A. and agrees that it shall transact its business on its own behalf and for its own account.  Dealer has no power, authority, or right to act as an agent or otherwise for the account or on behalf of ANA and/or Absolute S.p.A., or to assume or create any obligation or responsibility, expressed or implied, for or on behalf of ANA and/or Absolute S.p.A. or to bind ANA and/or Absolute S.p.A. in any manner whatsoever. Under no circumstances shall ANA and/or Absolute S.p.A. be responsible for, or as a result of, the conduct of Dealer.  ANA and/or Absolute S.p.A. shall not be liable or responsible in any manner whatsoever to any third party for any expenditures made, or obligations, indebtedness or liability incurred, by Dealer in connection with Dealer's performance of its obligations under this Agreement, with the exception of specific provisions mentioned in this Agreement.  Dealer acknowledges and agrees that it is not and shall not be deemed to be a franchisee of ANA or Absolute S.p.A.. as that term is commonly used or as defined under any federal or state law, rule or regulation.

9.           Representations and Warranties of Dealer.

9.1           Licenses, Permits.   Dealer has obtained and shall maintain at its own expense all necessary permissions, consents and licenses (including but without limitation those required to be given by any govemment department or anybody constituted under the law of the Territory for licensing or other regulatory purposes relating to the Products) to enable Dealer to market, distribute and sell the Products in the Territory and to ensure the full and legal operation of this Agreement and to otherwise conduct Dealer Operations at Dealership Premises.

9.2           Authorization, No Conflict.   This Agreement has been duly authorized by Dealer and constitutes the legal, valid and binding obligations of Dealer enforceable in accordance with the terms hereof and does not violate or contravene the provisions of any contract, law, regulation, ordinance or order binding upon or applicable to Dealer.

10.           Termination.

10.1           Mutual Termination.   The Agreement may be terminated, at any time, by mutual agreement in writing by ANA and Dealer.

10.2           Termination of Dealer.   ANA may terminate this Agreement, at any time, by serving on Dealer a written notice of such termination by certified or registered mail to Dealer at Dealership Location.  Subject to other provisions of this Agreement, termination shall be effective sixty (60) days after receiving of such notice to Dealer, provided, however, that termination shall be effective forty-five (45) days after mailing if for an occurrence of any circumstance set forth below as it is recognized that each of the following grounds is within the control of Dealer or originates from action taken by Dealer or its employee(s) and is contrary to the provisions of this Agreement;

10.2.1.   Failure by Dealer to secure and continuously maintain any license necessary for the conduct by Dealer of its Dealership Operations pursuant to this Agreement or the termination, expiration without renewal or suspension or revocation of any such license for any reason whatsoever, whether or not that license is reinstated;

10.2.2. Any change. transfer or attempted transfer by Dealer or Dealer Owners, voluntarily or by operation of law, of the whole or any part of Dealership or this Agreement or any interest or legal or beneficial ownership therein or any right or obligation thereunder. directly or indirectly, such as, for example only, by way of an underlying ownership interest in Dealership or Dealership Operations or the assets thereof or a material change in the persons having control or managerial authority, without prior written consent of ANA.  Any purported change. transfer or assignment shall be null and void and not binding on ANA, unless such change has been approved by ANA or such change is the result of Death or incapacity of any of Dealer Owners;

10.2.3. Any conduct by Dealer Owners, which conduct is willingly and intentionally against the best interests of ANA andior Absolute S.p.A.;

10.2.4. Impairment of the financial standing of Dealer or of any of Dealer Owner subsequent to the execution of this Agreement; or the ascertainment by ANA of any facts existing at or prior to execution of this Agreement which tend to impair such reputation or financial standing; or the failure of Dealer continuously to maintain sufficient net working capital required to meet purchase quota;

10.2.5. Failure by Dealer to pay within ten (10) business days after written demand from ANA any delinquent accounts or other monies due to ANA and/or Absolute S.p.A. from Dealer;

10.2.6. Submission or participation in the submission to ANA and/or Absolute S.p.A.of any false or fraudulent statement, application, report, request for issuance of reimbursement, compensation, refund or credit, including without limitation any false or fraudulent claim for warranty work, labor rate, set-up reimbursement or warranty coverage;

10.2.7. Use by Dealer of any deceptive, unfair or fraudulent practice, whether willful, negligent or otherwise, in the sale of any Product in the Territory;

10.2.8. Any conviction for any crime or violation of any law by Dealer or any of Dealer Owners, if such conviction or violation may adversely affect the conduct of Dealership Operations;

10.2.9. Dealer's, Dealer Owner entering into any agreement, combination, understanding, conspiracy or contract, oral or written, with any other party with the purpose of fixing prices of Products or otherwise violating any law.  In case Dealer Manager enters into any agreement, combination, understanding, conspiracy or contract, oral or written, with any other party with the purpose of fixing prices of Products or otherwise violating any law, Dealer will release Dealer Manager from his duties.

10.2.10. Dealer's abandonment of Dealership Operations or failure to maintain a going business, open during customary business hours for the days and hours as is customary for businesses and failure to maintain Dealership Operations open for five (5) consecutive days shall constitute, withou1 more, such abandonment;

10.2.11. Death of the principal Dealer Owner, unless Dealer Owner's heir and successor has been actively involved in Dealer Operations for one (1) year or more from the date of death, or unless Dealer Owner has a designated Dealer Manager with which ANA has been working with for more than one (1) year from the date of death, dissolution or liquidation of Dealer.

10.2.12. Failure of Dealer to make, within ninety (90) days from the date ANA makes such request, the improvements, alterations or modifications of Dealership Premises which are required to meet facility requirements established by ANA and/or Absolute S.p.A. from time to time or which Dealer has agreed or represented to ANA that Dealer will make or do;

10.2.13. Change of Dealers Location or the establishment, directly or indirectly, of an additional location for the sale or service of any Products without the prior written consent of ANA;

10.2.14. Failure of Dealer adequately to represent, promote, sell or service the Products; or the failure of Dealer to implement or carry out measures which, in ANA's opinion, would result in the improvement to ANA's satisfaction of Dealer's representation, promotion, sales or service of the Products;

10.2.15. Dealer's breach of, or failure to comply with, any material term or material condition contained in this Agreement if not cured by Dealer within thirty (30) days of ANA notifying Dealer of such breach;

10.2.16. Insolvency by any definition of Dealer; or the commission of any act of bankruptcy; or the existence of facts or circumstances which would allow the voluntary commencement by Dealer, or the involuntary commencement against Dealer, of any proceedings under any bankruptcy act or law or under any state insolvency law; or the filing of a petition by or against Dealer, under any bankruptcy or insolvency law; or the appointment of a receiver or other officer having similar powers for Dealer, or Dealership Operations; or any levy under attachment, gamishment or execution or similar process which is not, within ten (10) days, vacated or removed by payment or bonding.

11.           Effect of Termination.

11.1           Transactions and Conduct after Notice of Termination and/or Termination. The acceptance by ANA of orders from Dealer or the continued sale of Products to Dealer or any other act or course of dealing of ANA after termination or expiration of this Agreement shall not be construed as or deemed to be a renewal of this Agreement for any further term or a waiver of such termination. Any dealings after termination or expiration shall be on a day-to-day basis. In all cases, Dealer agrees to conduct itself and Dealership Operations until the effective date of termination, and after termination or expiration of this Agreement, so as not to injure the reputation or goodwill of Absolute ANA, Absolute S.p.A. or its Trademarks.

11.2           Cancellation of Orders.   Upon the mailing of a written notice of termination or after date of the expiration of this Agreement without renewal, ANA shall have the right to cancel all pending orders of Dealer for Products, special tools and equipment, whether previously accepted by ANA, except for orders of Products already sold to retail customers, or as specifically otherwise provided in this Article 11.  Notwithstanding the foregoing, if ANA and Absolute S.pA choose to fill any orders, they shall not be obligated to fill any other orders.

11.3           Discontinuance as Authorized Dealer.  Not later than the effective date of the termination or expiration of this Agreement, Dealer shall cease to hold itself out as an authorized Dealer of the Products and discontinue selling or servicing any Products as an authorized Dealer.

11.4           Removal of Signs, Cessation of Use of Trademarks.  In addition to any other requirements set forth in this Agreement, not later than the effective date of the termination or expiration of this Agreement, Dealer shall, at its sole expense, discontinue any and all uses of the Trademarks and all words, symbols and marks which may be confusingly similar thereto; remove all signs bearing Trademarks and destroy all stationery, repair orders, advertising and solicitation materials, and all other printed malter bearing Trademarks or referring directly or indirectly to Absolute S.p.A. or the Products in any way which might make it appear to any members of the public that Dealer is still an authorized Dealer. The foregoing shall include without limitation discontinuing the use of Trademarks appearing in connection with Dealer's business name or any advertising. Dealer shall also deliver to ANA, at ANA's place of business, or to a person designated by ANA, or shall destroy upon request by ANA, any and all technical or service literature, advertising and other printed material then in Dealer's possession which relates to the Products and which was acquired or obtained by Dealer from ANA and/or Absolute S.p.A.. Dealer shall destroy any sign bearing Trademarks which is not to be repurchased by ANA.

11.5           Records.   Upon request of ANA, Dealer shall deliver to ANA copies of Dealer's records of predelivery service, warranty service, recall or update service or other service of the Products.

11.6.           Repurchase of Products, Parts, Equipment, Tools.  Upon termination or expiration without renewal of this Agreement, and if Dealer does not seek and obtain the approval of ANA to a transfer thereof, upon request of Dealer given no later than fifteen (15) business days after the effective date of termination or expiration, ANA may, but shall not be required to, and only provided that Absolute S.pA approves and assumes financial liability for such action, repurchase from Dealer all Products in Dealer's inventory, all signs which use Trademarks as authorized in advance by ANA and all special tools and equipment ANA designed specifically for service of the Products and which were purchased from ANA and are usable on current Products, all such repurchases being subject to the provisions of this Article 11. In the case of Products other than Parts, ANA may, but is not obliged to, and only provided that Absolute S.p.A. approves and assumes financial liability for such action, repurchase those Products which, when ANA accepts sale possession, are new, unused, undamaged and in first class resalable condition, regardless of whether or not ANA has exercised its right of inspection.  In the case of Parts, ANA may, but is not obliged to, repurchase those Parts which, when ANA accepts sale possession, are new, listed in the current Parts price book, unused, undamaged, in their original package and in first class resalable condition.  In the case of signs, tools and equipment, ANA may repurchase those signs which use Trademarks as authorized in advance by ANA and those special tools and equipment designed specifically for service of Products which were purchased from ANA and are usable on current Products, provided that such signs, tools and equipment are less than three (3) years old and are in good working order.

11.6.1.   ANA's discretionary option under Section 11.6 to repurchase Products is under the condition that Dealer furnishes a complete and accurate inventory to ANA within thirty (30) days after the termination or expiration without renewal of this Agreement and complies strictly with all procedures and conditions of repurchase set forth herein and directives issued by ANA.  ANA shall have the right and option to assign to another person or entity the right to purchase any such Products, signs, tools and equipment.

11.6.2. The price for Products shall be the price at which they were originally purchased by Dealer from ANA or the price last established by ANA for the sale of identical Products, whichever may be lower, reduced by two percent (2%) for each month from the date of invoice until the date of repurchase; and in any case and at a minimum shall be at least fifteen percent (15%) less all prior refunds and allowances made by ANA with respect thereto, if any.  The price for signs. tools and equipment shall be the price paid by Dealer reduced by straight-line depreciation on the basis of a useful life of five (5) years.

11.6.3. Dealer agrees to store, at its sole expense, all Products and other items which ANA desires repurchase until receipt from ANA of rejection of repurchase or instructions for shipping and return to ANA. Dealer agrees strictly to follow and abide by all instructions for return as may be issued from time to time by ANA. All Products shall be properly and suitably packaged for safe transportation to ANA.  All damage, regardless of nature or cause, shall be the responsibility of Dealer until the Products are inspected and accepted by ANA for repurchase, with such inspection taking place prior to shipment. ANA, or its designee, at such reasonable time and for such a reasonable period of time as ANA may determine, shall have the right to enter the premises where items for repurchase are being held for the purpose of checking the inventory submitted by Dealer or examining, inspecting and inventorying any and all Products. If ANA agrees to repurchase and Dealer fails to fumish all inventory, Dealer shall reimburse ANA for all costs incurred by ANA in taking an inventory.

11.6.4. Dealer warrants and represents that all Products, equipment and tools tendered to ANA for repurchase shall be free of all liens, encumbrances, security interests or attachments at the time repurchase is requested by Dealer. Clear title shall be vested in ANA upon receipt of goods.  Dealer shall obtain any consents and execute any documents necessary to vest dear title, free of other interests, in ANA, and Dealer shall be responsible for complying with all applicable procedures, including without limitation those relating to bulk transfers.

11.6.5. As to all Products, equipment and tools tendered to ANA, Dealer shall pay all freight and insurance charges from Dealer to the place of delivery designated by ANA, provided that Dealer shall not be liable for any amount greater than the freight and insurance charges from Dealer to ANA's closest warehouse or parts center as ANA may designate.  ANA will not be responsible for damage caused or allegedly caused by any carrier, and in no event shall ANA be obligated to make a claim against a carrier or be liable to Dealer for damage.

11.6.6. As a condition of repurchase and notwithstanding any other agreement or offer to repurchase, all items tendered for repurchase shall be free of all liens, claims or interests of others, and payment for repurchase will first be applied against any obligations or money owed by Dealer to ANA.  All payment due from ANA to Dealer pursuant to any provisions of this Agreement or in connection with the termination of this Agreement will be made by ANA after receipt of the goods to be repurchased at a location designated by ANA. and after all debts and credits have been ascertained and applied to Dealer's accounts and Dealer has delivered to ANA the manufacturer's certificate of origin or other document of title for Products tendered to ANA for repurchase. In the event it is found that a balance is due from Dealer to ANA, Dealer shall pay such sum to ANA within ten (10) business days of written notice of such balance.  Only those Products, equipment and tools meeting the requirements of this Section 11 shall be eligible for return to ANA. ANA shall not be obligated to give Dealer credit for any Products, equipment or tools which do not meet those requirements.

11.7           Survival.  The expiration or termination of this Agreement shall not extinguish any claims either parties may have for the collection of money or the enforcement of any obligations which may arise out of this Agreement or be in the nature of continuing obligations.

12.           Confidentiality.

ANA and Dealer shall keep confidential and not disclose to any third party, except for reasonably implementing for the purposes of this Agreement, all information relating to the Products (whether technical or commercial) and to the affairs and business of each other and their subsidiary or associated companies and suppliers, whether such information is disclosed by one party to the other party or otherwise obtained by one party as a result of its association the other party.  Without prejudice to the generality of the foregoing, where Dealer is a company within a groop of companies and or its activities in pursuance of this Agreement are carried out through a branch office or other local establishment in the Territory, and Absolute S.p.A. is a manufacturer of Products in Podenzano, (Italy), the said information shall not be disclosed to other companies within such group. This clause is not intended to prohibit 1) the fact of existence of a contract to distribute Products; 2) review of this Agreement by Dealer's legal counsel, consultant(s) or its normally used Contracts Specialist/Administrator that may be an employee of both parties or an affiliate of both parties; 3) consultant, after a breach is alleged by ANA and/or Absolute S.p.A., to review material and matters relating to the breach but only for purposes of rectification or defense; or 4) governmental authorities to who sharing of such information is necessary in order to implement the sale of Products.  For the avoidance of doubt, this provision shall survive the expiry or termination (for whatsoever cause) of this Agreement for a period of two (2) years.  Confidential Information shall not include any information which is known to the general public, which is already in the other party's possession prior to disclosure by the primary party or which is independenUy generated by either party without use of the Confidential Information.

13.           Miscellaneous.

13.1           Headings.  The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

13.2           References.   In this Agreement, any reference to the plural shall include the singular and any reference to the singular shall include the plural; any reference to one gender shall include all genders; any reference to a person shall include natural persons and partnerships, firms and other such unincorporated bodies and companies and corporate bodies and all other legal persons of whatever kind and however constituted; any reference to a clause or a schedule shall (unless otherwise specifically provided) be to a clause or schedule of this Agreement; and any reference in a schedule to a paragraph shall unless otherwise specifically provided mean a reference to a paragraph of that schedule.

13.3           Interpretation.  In the event of an inconsistency between any of the clauses, schedules and specifications or other documentation incorporated in this Agreement by reference the inconsistency shall be resolved by giving the clauses, schedules and such specifications and documentation the following order of precedence:

a) The clauses (including any amendment thereto made hereunder).

b) The schedules (including any amendment thereto made hereunder).

c) The provisions of any specification or other document incorporated herein by reference.

13.4           Governing Law.    The interpretation, validity and performance of this Agreement shall be govemed by the laws of the State of New York.Representative agrees that any action or proceeding arising hereunder shall be commenced exclusively in state or federal courts located in Westchester County, New York and consents to the jurisdiction in the State of New York.

13.5           Waiver.  The failure of a party to insist in anyone or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that party's rights to future performance of such provision and the other party's obligation in respect of such future performance shall continue in full force and effect.

13.6.           Severability.   In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable, illegal or otherwise invalid in any respect under the law governing this Agreement or its performance, such unenforceability, illegality or invalidity shall not affect any other provisions of this Agreement and this Agreement shall then be construed as if such unenforceable, illegal or invalid provisions had never been contained herein.

13.7.           Force Majeure.   Neither party shall be liable to the other for any failure to perform or delay in performance of its obligations hereunder [other than an obligation to pay monies] caused by (i) act of God; (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism; (iii) the act of any government or authority (including, revocation of any license or consent); (iv) fire, explosion, flood, fog or bad weather; (v) default of suppliers or subcontractors; (vi) theft, malicious damage, strike, lockout or industrial action of any kind; (vii) any cause or circumstance whatsoever beyond its reasonable control.

13.8           Whole Agreement.    This Agreement sets forth and shall constitute the entire agreement between both the parties and shall supersede any and all promises representations, warranties, discussions, disputes or other statements whether wrillen or oral made by or on behalf of one party to the other of any nature whatsoever or contained in any leaflet brochure or other document or communication given by one party to the other.  Each party warrants to the other that it has not relied on any representation, arrangement understanding or agreement (whether wrillen or oral) not expressly set out or referred to in this Agreement.

13.9           Modification.  This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto, except for the rights reserved to ANA hereunder.

13.10           Prior Agreements.  This Agreement hereby cancels all prior agreements between the parties (if any) relating to the Products and also cancels and nullifies all rights (if any) of either party arising against the other by virtue of all or any of the said prior agreements.

13.11           Notices and Other Communications.   Any notice and any permission, consent, license, approval or other authorization to be served upon or given or communicated to one party hereto by the other (in this clause called a "communication") shall be in the fonm of a document in writing, mailed or otherwise delivered to the other party's address set forth below.

To ANA:
Address:	9932 Giverny Circle
Knoxvlle, Tennessee 37922
Fax number:
E-mail address:	chofer@absoluteyachts.net
For the attention of:	Chad M. Hofer

To Dealer:
Address:	P.O. Box 5532
Lighthouse Point, Florida 33074
Fax number:	(954) 420-0068
E-mail address:	gmcmachen@sterlingyachtsales.com
For the attention of:	Glenn McMachen

All communications shall be delivered by hand during nonmal business hours or sent by fax or sent by reputable overnight courier. A notice shall be deemed to have been received by the party to whom it was made:

a) if delivered by hand, upon receipt by the relevant person tor whose attention it should be addressed hereunder or upon receipt by any other person then upon the premises at the relevant address who reasonably appears to be authorized to receive post or other messages on behalf of the relevant party; and

b) if sent by fax upon the transmission of the communication to the relevant fax number and the receipt by the transmitting fax machine of an answer back code showing that the fax message has been received properly by the fax machine to which it was transmitted; and

c) if sent by reputable overnight courier one day after the date upon the registration receipt provided by the courier.

Each party shall be obliged to send a notice to the other (in accordance with this clause) of any change in the details for notice hereunder which details shall then be deemed to have been amended accordingly.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first set forth above and shall not be binding upon ANA until signed by an authorized representative of ANA and delivered to Dealer.

Dealer:

By: /s/ Glenn McMachen

Name of Dealer:

Sterling Yacht Sales, Inc.
ANA:

By: /s/  Chad M.Hofer

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